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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.    ) *
                                             ----

                       Asche Transportation Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                              Common Stock, $.0001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04362T100
               --------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1 (b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  04362T100                  13G                 PAGE _2_  OF _5_ PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Gary I. Goldberg
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        U.S.A.
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       456,932
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   456,932
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        456,932
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    456,932
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        456,932
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.09%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




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ITEM 1.

    (a)  Asche Transportation Services, Inc.

    (b)  10214 N. Mt. Vernon Rd.
         Shannon, IL 61078

ITEM 2.

    (a)  Gary I. Goldberg

    (b)  10214 N. Mt. Vernon Rd.
         Shannon, IL 61078

    (c)  USA

    (d)  Common Stock, $.0001

    (e)  04362T100


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:


    (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

    (b)  [ ]  Bank as defined in section 3(a)(6) of the Act

    (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment Company registered under section 8 of the Investment Company Act

    (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see ss.240.13d-1(b)(1)(ii)(F)

    (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

    (h)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)


ITEM 4.  OWNERSHIP

    (a)  456,932

    (b)  5.09%

    (c)  Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote                  456,932
         (ii)  shared power to vote or to direct the vote                456,932
         (iii) sole power to dispose or to direct the disposition of     456,932
         (iv)  shared power to dispose or to direct the disposition of   456,932




                               Page 3 of 5 pages


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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable.



                                Page 4 of 5 pages


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SIGNATURE.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    2/11/00
                                   ---------------------------------------------
                                                      Date
                                              /s/ Gary I. Goldberg
                                   ---------------------------------------------
                                                     Signature
                                                 Gary I. Goldberg
                                   ---------------------------------------------
                                                     Name/Title






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